HAMPTON INDUSTRIES, INC.
(A North Carolina Corporation)
P.O. Box 614
Kinston, NC  28502

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

May 22, 1997

To the Shareholders:

This is to notify you that the Annual Meeting of Shareholders of Hampton Industries, Inc. (hereinafter referred to as the "Company") will be held at 10:00 A.M. on Thursday, May 22, 1997, in the Conference Center, at Hahn & Hessen LLP, 36th Floor, Empire State Building, 350 Fifth Avenue, New York, NY 10118 for the following purposes:

  I. To elect a Board of seven Directors to serve for one year or until the election of their successors;

 II.  To amend the Company's Non-Qualified Stock Option Plan to
      (a) increase the number of shares issuable under the Plan and (b) to eliminate the provision to terminate the Plan ten years after its original effective date of adoption.

III. To transact such other business as may properly come before the meeting. (No such other business is known to the management).

Shareholders of record at the close of business on March 31, 1997 are entitled to notice of and to vote at the Annual Meeting or adjournments thereof.

The Board of Directors cordially invites you to attend the meeting in person. However, whether or not you plan to attend, it would be greatly appreciated if you would mark and sign the enclosed Proxy, returning it to American Stock Transfer and Trust Company in the addressed, postage-paid reply envelope which is enclosed for your convenience. If you should thereafter decide to attend the meeting in person and you desire to vote your shares, you may do so and your Proxy will be returned to you. In addition, you are entitled to revoke your Proxy at any time prior to voting by presenting a proxy bearing a later date or by giving notice of such revocation to the Secretary at the office of the Company at 2000 Greenville Highway, P.O. Box 614, Kinston, NC 28502.

The annual report of the Company for the fiscal year ended
December 28, 1996 is enclosed, but is not part of the Company's proxy solicitation material.


ROGER M. EICHEL,
Vice President and
Secretary

Dated: April 4, 1997

I-1

HAMPTON INDUSTRIES, INC.
2000 Greenville Highway
P.O. Box 614
Kinston, NC  28502

PROXY STATEMENT

This proxy statement and proxy/voting instruction card are being delivered to all holders of common shares of Hampton Industries, Inc. (the "Company") in connection with the solicitation of proxies by the Board of Directors for the Annual Meeting of Shareholders to be held on May 22, 1997. All holders of record on March 31, 1997 are entitled to one vote for each share owned on each matter that comes before the meeting. A majority of the shares entitled to vote represented in person or by proxy shall constitute a quorum. The only matters known to be brought before the meeting are those included in this proxy statement. As of the record date there were 4,585,629 shares of Common Stock outstanding and entitled to vote.

VOTING SECURITIES

Principal Shareholders

The following table sets forth as of March 31, 1997, the
beneficial ownership by each person known by the Company to own beneficially more than 5% of the Company's outstanding Common
Stock and information as to the beneficial ownership of such outstanding Common Stock by all Directors and Executive Officers
as a group:
Name and address of              Amount and nature of    Percentage
 beneficial owner                beneficial ownership<F1> of class
-------------------              ----------------------- ----------
David Fuchs (15 W. 34th St.,
New York, NY 10001-3060)               562,406              12.3%

Pearl F. Schechter (P.O. Box
614, Kinston, NC 28502)                495,083<F2>          10.8%

Paul Chused (P.O. Box 614,
Kinston, NC 28502)                     417,532<F3>           9.1%

Les Fuchs (3035 River North
Pkwy, Atlanta, GA 30328-1117)          514,849              11.2%

I-2
Name and address of               Amount and nature of    Percentage
 beneficial owner                 beneficial ownership<F1> of class
-------------------               ----------------------- ----------
Dimensional Funds Advisors, Inc.
1299 Ocean Avenue, Suite 650
Santa Monica, CA 90401                 322,812<F4>           7.0%

All Directors and Officers as a
group (7 Executive Officers
and 6 Directors)                     1,859,928<F5>          40.6%

<F1>
(1) Footnote (2), Page 3 is incorporated by reference.
<F2>
(2) Includes 125,649 shares owned by Mr. Schechter, A Director of the Company, as to which Mrs. Schechter disclaims beneficial interest.
<F3>
(3) Footnote (4), Page 3 is incorporated by reference.
<F4>
(4) Based soley on statements filed with the Securities and Exchange Commission pursuant to Section 13(g) of the Exchange Act, all such shares are owned by investment advisory clients of Dimensional Fund Advisors, Inc., ("Dimensional") no one of which to the knowledge of Dimensional, owns more than 5% of the class. Dimensional disclaims beneficial ownership of all such shares. The Company has no independent knowledge with respect hereto.
<F5>
(5) Excludes the shares listed in footnote(4) and the shares beneficially owned by Les Fuchs.

ELECTION OF SEVEN DIRECTORS

Seven directors will be elected at the Annual Meeting to serve until the next Annual Meeting of Shareholders or until a successor is elected. The Board of Directors has nominated for election the seven persons named below. All of the nominees are currently directors and were elected by the shareholders except
Roger M. Eichel who has been nominated by the Board of Directors. The Proxies solicited by the Board of Directors will be voted for the election of the following candidates (except those Proxies in which authority is withheld) in the absence of a vacancy in the proposed slate. Each candidate has agreed to serve if elected, and the Company does not contemplate that any of the candidates will be unavailable for election; however, in the event of a vacancy in the proposed slate occasioned by death or other unexpected occurrence, the Proxies will be voted according to the best judgment of the Proxy holders.

I-3
                                     Shares of
                                     voting stock
Name, age              Year in       beneficially     Percent
and Principal          which first   owned March 31,     of
occupation             elected<F1>       1997<F2>      Class
-------------          -----------   ---------------  -------
David Fuchs (72)
Chairman and Chief
Executive Officer
of Company                1946          562,406         12.3%

Steven Fuchs(37)
President                 1993          208,952          4.6%

Sol Schechter(80)
Director of Company       1946          495,083<F3>     10.8%

Paul Chused(53)
Vice President            1979          417,532<F4>      9.1%

Gerald Frieder(74)
President, Lakeview
Holding and Development
Corp. San Rafael, CA      1992            2,000            -

Herbert L. Ash(55)
Partner, Hahn & Hessen
LLP, Attorneys
New York, NY              1994              -              -

Roger M. Eichel(48)
Vice President and
Secretary                   -            167,504<F5>      3.7%

<F1>
(1) To the Board of Directors of the Company or its predecessors.
<F2>
(2) Information provided in this column was provided by the individuals named and the Company's transfer agent. The Company has no reason to believe the information incorrect.
<F3>
(3) Includes 369,434 shares owned by Mrs. Schechter, as to which Mr. Schechter disclaims beneficial interest.
<F4>
(4) Includes 130,881 shares held by Mr. Chused as custodian for his children, 126,627 shares held by Mr. Chused as custodian for the minor children of his brother, 1,000 shares held by Mr. Chused's wife, in which Mr. Chused disclaims beneficial interest, and 18,370 shares held in a Trust of which Mr. Chused is the beneficiary. Excludes 36,740 shares held in Trust in which Mr. Chused disclaims beneficial interest.
<F5>
(5) Represents 163,504 shares owned by Mrs. Eichel and 4,000 shares held by Mrs. Eichel as Custodian for their minor son.

There are no arrangements or understandings pursuant to which any of the above named were elected as Officers or Directors. All Officers and Directors hold office for one year or until their successors are elected and qualified, unless otherwise specified by the Board of Directors. Any Officer or Director is subject to removal with or without cause, at any

I-4

time, by a vote of the majority of the Board of Directors.

All of the above named, except Gerald Frieder and Herbert L. Ash, are related by blood or marriage. David Fuchs and Sol Schechter are brothers-in-law. Paul Chused is their nephew. Steven Fuchs is the son of David Fuchs and nephew of Sol Schechter. Roger M. Eichel is the son-in-law of David Fuchs and the brother-in-law of Steven Fuchs.

All of the Executive Officers have served in various executive capacities over the past five years. David Fuchs was elected to his present office in 1975. Sol Schechter was President of the Company from 1975 until his retirement in 1994. Paul Chused was elected to his present office in January 1996. He was President from May 1994 to January 1996, Senior Vice President from 1993 to 1994 and prior thereto Vice President of Operations for in excess of five years. Steven Fuchs was elected to his present position in January 1996. He was previously President of Hampton Shirt Co., Inc. (a subsidiary) from May 1992 and Vice President-Merchandising from May 1991. He has held various merchandising and sales positions with the Company for more than five years prior thereto. Roger M. Eichel was elected Vice President in 1993, prior thereto he was Secretary of the Company.

Gerald Frieder has served as President of Lakeview Holding and Development Corp, which provides financial and tax services for corporate and individual clients, for more than five years. Herbert L. Ash has been a partner of Hahn & Hessen LLP for more than five years.

COMPENSATION OF OFFICERS AND DIRECTORS

Summary Compensation Table

The following table sets forth the compensation for the past three fiscal years of the Chief Executive Officer and each of the four most highly compensated Executive Officers as of the end of the 1996 fiscal year.
                     Annual Compensation
                     -------------------

                                                   Other
Name and Principal                                 Annual
    Position          Year   Salary  Bonus<F1>  Compensation<F2>
------------------    ----   ------  --------   ---------------
David Fuchs           1996   562,500 $25,596           -
Chairman and Chief    1995   600,000     -             -
Executive Officer     1994   600,000     -             -

Steven Fuchs          1996   282,500  21,330           -
President and         1995   218,271     -             -
Director              1994   184,598     -             -
                   Long-Term Compensation
                   ----------------------

                           Non-Qualified         All
Name and Principal             Stock            Other
    Position        Year   Option Plan<F3>   Compensation
------------------  ----   --------------    ------------
David Fuchs         1996     $    -            $   -
Chairman and Chief  1995          -             12,000
Executive Officer   1994          -             12,000

Steven Fuchs        1996          -                -
President           1995          -              4,365
and Director        1994          -              3,692

I-5
                 Annual Compensation
                 -------------------

                                                      Other
Name and Principal                                    Annual
    Position          Year  Salary   Bonus<F1>    Compensation<F2>
------------------    ----  ------   --------     ---------------
Robert J. Stiehl, Jr. 1996  $220,000  $12,798       $     -
Executive Vice        1995   218,708      -               -
President-Operations, 1994   195,408      -               -
Chief Financial
Officer and
Treasurer

Roger Eichel          1996   255,000   17,064             -
Vice President        1995   251,764      -               -
and Secretary         1994   241,247      -               -

Paul Chused           1996   227,500   10,000             -
Vice President        1995   307,115      -               -
and Director          1994   276,566      -               -
<cation>
                   Long-Term Compensation
                   ----------------------
                               Non-Qualified         All
Name and Principal                 Stock            Other
    Position            Year   Option Plan<F3>   Compensation
------------------      ----   --------------    ------------
Rober J. Stiehl, Jr.    1996      $   -               -
Executive Vice          1995          -             4,374
President-Operations,   1994          -             3,908
Chief Financial
Officer and Treasurer

Roger Eichel            1996          -               -
Vice President          1995          -             5,035
and Secretary           1994          -             4,825

Paul Chused             1996          -               -
Vice President          1995          -             6,142
and Director            1994          -             5,531

<F1>
(1) Includes bonuses paid in 1997 which were accrued under the Executive Bonus Plan for 1996.
<F2>
(2) No amounts for executive perquisites and other personal benefits, securities or property are shown where the aggregate dollar amount per executive is not in excess of the lesser of either $50,000 or 10% of annual salary bonus.
<F3>
(3) The Company adopted a non-qualified stock option plan in 1992. The purpose of the program is to furnish a significant equity opportunity to the executive which provides an incentive to build long-term stockholder value.
<F4>
(4) Reference is made to the information under the caption
    "Certain Transactions".

Directors, who are not paid Officers of the Company, receive $500 for attendance at each meeting of the Board of Directors and $500 for attendance at each committee meeting. Travel and accommodation expenses of the Directors incurred in attending Board meetings are reimbursed by the Company.

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

During the 1996 fiscal year, the Board of Directors met four times. All of the Directors, attended each of the scheduled meetings during their incumbency.

The Company's Audit Committee consists of Herbert L. Ash, Gerald Frieder, both of whom are independent Directors, and Sol Schechter. The Audit Committee met one time during the year. The Audit Committee confers with the Company's independent auditors on


I-6

matters concerning the Company's internal control system, the maintenance of its books and records and other matters as appropriate.

The Executive Compensation Committee, which met once during the 1996 fiscal year, is composed of David Fuchs, Steven Fuchs, Sol Schechter and Paul Chused. The Compensation Committee reviews executives' salaries, administers various incentive compensation plans and recommends action to the Board of Directors on matters related to compensation for officers and key employees of the Company and its subsidiaries. Each of the members abstains from compensation matters concerning their own compensation. The committee's Compensation Committees Report for the 1996 fiscal year is set forth herein.

The Company does not have a Nominating Committee of the Board of Directors separate and apart from the Board of Directors as a whole.

REPORT OF EXECUTIVE COMPENSATION COMMITTEE

The Executive Compensation Committee (the "Committee") determines the compensation of the executive officers of the Company, including the members of the Committee and other key employees of the Company.

The Committee is comprised of David Fuchs, Steven Fuchs, Sol
Schechter, and Paul Chused, all related family members and executive officers or former executive officers of the Company.

The Committee met once during 1996. Their recommendations were presented to the Board for approval. Each director-executive officer abstained from voting on the issue of his compensation.

The members of the Committee and their families own approximately 36.8% of the Company's outstanding shares of Common Stock. The Board believes the members of the Committee, by reason of their stock ownership and commitment to the Company, are substantially motivated to act on behalf of all shareholders to optimize overall corporate performance, thereby increasing the intrinsic value of each shareholders investment in the Company.

Base Salary

The Chairman and Chief Executive Officer was paid at the rate of $550,000 annually, beginning April 1, 1996, prior thereto, his annual compensation was $600,000. The Board believes that his compensation is comparable to that generally paid to Chief Executives of similar companies having comparable responsibilities.

Compensation paid to the six other executives has been determined after consultation between the Committee and the Board. The Board has relied extensively on the views of the Committee. The amount of compensation received by each of the officers is believed to be competitive with amounts paid to executives with comparable qualifications, experience and responsibilities at companies of comparable size. Past performance and expectations concerning future contributions to the success of the Company and its business are also considered in determining compensation.

I-7

Executive Bonus Plan

The Executive Bonus Plan (the "Bonus Plan") is a cash-based incentive bonus program. The purpose of the plan is to motivate and reward eligible employees for their contribution to achieve corporate goals, by making a portion of their cash compensation dependent upon exceeding certain pretax earnings goals in 1996.

The Bonus Plan provides for a maximum bonus amount of up to 30% of the executive's base salary. Individual bonus amounts ranged from 1.25% to 6% of the amount by which pretax earnings exceeded the goal for 1996. The Committee has the discretion to reduce (but not to increase) an individual's actual bonus payment which would otherwise be payable under the formula. The plan requires that an executive officer be employed as of the last day of the performance period for which the bonus is payable, in order to be eligible to receive payment of the bonus.

The Committee, at its discretion, (1) sets the particular goals each year, which may vary from year to year, (2) may revise each executives percentage of participation and (3) may include or exclude selected officers.

For 1996, the total bonuses due under the Executive Bonus Plan amounts to $86,788 payable to six officers.

Profit Sharing and Retirement Savings Plan

On December 31, 1995, the Company merged two qualified profit sharing plans into a single plan (the "Plan") that is in compliance with the regulations of the Internal Revenue Service Code for qualification as a 401-K plan. The Plan covers all associates of the Company. During 1996, the Company made a matching contribution of 40% of the deferral amount that associates elect to make (as limited by the Internal Revenue Service Code) and the Company has set the matching contribution rate for 1997 at 40%. The Company has the option of changing the matching contribution each year and the right to amend, modify or terminate the Plan.

Supplemental Retirement Plan for Key Employees

The Company maintains a Supplemental Retirement Plan for Key Employees (the "Supplemental Plan") to permit certain key associates to defer receipt of current compensation in order to provide retirement and death benefits on behalf of such associates. Company profit sharing credits are determined at the discretion of the Board of Directors. Amounts of profit sharing credits are vested in the same manner as vesting occurs under the Company's Qualified Profit Sharing and Retirement Savings Plan. Participant deferrals are fully vested. An annual return equal to the Moody's AAA Corporate bond rate is added to each participant deferred compensation account balance and employer profit sharing credit account balance. The Company may provide supplemental profit sharing credits to one or more active participants in the Supplemental Plan, the amount of which shall be determined by the Board of Directors in its sole and absolute discretion.

I-8

As of December 31, 1996, there were 47 participants in the Supplemental Plan, including all of the executive officers of the Company. The Supplemental Plan is not intended to be a qualified plan under the provisions of the Internal Revenue Code. The Supplemental Plan is intended to be unfunded and, therefore, all compensation deferred under the Supplemental Plan is held by the Company and commingled with its general assets.

Participant additions to the Supplemental Plan were suspended as of January 1, 1996 and no profit sharing credits were allocated to any of the participants in 1996.

Long-term incentives

The Company's non-qualified stock option plan was adopted in 1992. Options granted under this plan are intended to attract and retain qualified employees and directors, and to motivate their best efforts on behalf of the Company's interest. It is intended that options will constitute an important part of an executive's compensation. The equity opportunity will provide an incentive to build long-term shareholder value. Options for 279,500 shares were granted during 1996.

The following table shows the number and percentage of stock options granted to the named executive officers during 1996, the exercise price and expiration date of the options and the potential realizable value of each grant assuming that the market price of the stock appreciates in value from the date of grant to the expiration date at assumed annualized 5% and 10% rates. Options can be exercised at the rate of 20% per annum after one year of employment from the date of grant with payment in either cash or shares of the Company's Common Stock. Options may only be exercised during employment or within three months after employment ceases. The stock options expire five years and thirty days from the date of grant. The Company is unable to predict or estimate the Company's actual future stock price or place a reasonably accurate present value on the options granted.

STOCK OPTION GRANTS IN LAST FISCAL YEAR
                       Individual Grants
                       -----------------

                      Number of   % of Total
                      Securities  Options
                      Underlying  Granted to    Exercise or
                      Options     Employees in  Base Price   Expiration
Name                  Granted     Fiscal Year     ($/Sh)        Date
----                  ----------  ------------  -----------  ----------
Steven Fuchs          68,000        24.3%        $4.50       6/28/01
Roger Eichel          40,000        14.3%        $4.50       6/28/01
Robert J. Stiehl, Jr. 28,000        10.0%        $4.50       6/28/01
Paul Chused           20,000         7.2%        $4.50       6/28/01

                              Potential Realizable Value
                              At Assumed Annual Rates
                              of Stock Price Appreciation
                                     for Option Term
                              ---------------------------
Name                             5%($)           10%($)
----                          ----------      -----------
Steven Fuchs                   $84,200         $188,900
Roger Eichel                   $49,500         $111,100
Robert J. Stiehl, Jr.          $34,700         $ 77,800
Paul Chused                    $24,800         $ 55,500

EXECUTIVE COMPENSATION COMMITTEE

David Fuchs, Chairman
Steven Fuchs, Member
Sol Schechter, Member
Paul Chused, Member

I-9

COMPARATIVE STOCK PERFORMANCE

The graph below compares the cumulative total stockholder return on the common stock of the Company for the five fiscal years with the cumulative return of the Dow Jones Industrial Average and the Dow Jones Apparel Industry index. It assumes $100 invested on December 29, 1991 with reinvestments of dividends.

A copy of this graph has been submitted to the SEC. A tabular form of the graph is below.

COMPARISON OF FIVE YEAR CUMULATIVE INDEX
                     1991  1992  1993  1994  1995  1996
                     ----  ----  ----  ----  ----  ----
Hampton Industries
  Common Stock       100   167   112    84    84   100
Apparel Industry     100   111    84    88    95   132
S&P 500              100   108   118   122   165   203

AMENDMENT TO THE HAMPTON INDUSTRIES, INC. 1992 NON-QUALIFIED
STOCK OPTION PLAN

At Hampton's 1992 Annual Meeting, shareholders of the Company voted to approve the Hampton Industries, Inc. Non-Qualified Stock Option Plan (the "Option Plan"). Shareholders are being asked to approve amendments which would (a) increase the number of shares that are authorized to be issued and (b) eliminate a provision which would prohibit the grant of options after March 18, 2002.

Option Plan Administration and Participation

Under the Option Plan, six executive officers, eight division presidents and twenty-six managers were granted options to purchase Company stock in 1996. The grant of stock options is administered by the Committee. The Committee selects those employees of the Company to whom options are granted, the times at which options are granted and expire and the number of shares which may be purchased upon the exercise of options. The purchase price of stock subject to options is determined by the Committee but in no event shall the option price be less than the fair market value on the date of grant. No stock option may be exercised more than ten years from the date of grant or such shorter period as the Committee may determine.

I-10

Tax Consequences

There are no tax consequences to the optionee or the Company upon the grant of an option. Upon exercising the option, the optionee recognizes ordinary income to the extent the market value of the stock exceeds the exercise price, and the Company may claim a tax deduction of like amount.

Amendments

The Option Plan may not be amended without shareholder approval to: (a) increase the number of shares available for distribution under the Option Plan (except for adjustments to reflect stock dividends, stock splits, or other recapitalizations); (b) change any of the provisions of the Option Plan relating to the establishment of the option price; (c) change any provisions herein relating to the expiration date of each option; or (d) change the date on which the Option Plan shall terminate.

Under the Option Plan, a maximum of 363,000 shares of the Company's Common Stock currently may be issued pursuant to options under the Option Plan; of that number, 88,000 shares remain available for issuance pursuant to the Option Plan. There are currently outstanding options to purchase 275,000 shares of the Company's Common Stock, none of which are presently exercisable. The Board believes that the Option Plan will continue to be an important part of its successful recruitment and retention of management personnel. The opportunity for management level employees to increase stock ownership in the Company provides motivation for improving strategic and operational decisions which should result in increased value in the Company for all shareholders.

In March 1997, the Company's Board of Directors ("the Board") unanimously adopted, subject to approval by the Company's Shareholders, an increase in the maximum number of shares of the Company's Common Stock which may be issued pursuant to the Option Plan from 363,000 shares to 963,000 shares. If the amendment is approved by the stockholders of the Company, shares reserved for issuance will represent 17.4% of the Common Stock outstanding and reserved for issuance.

The original terms of the Option Plan provided that it would terminate and no options would be granted ten years after the effective date March 19, 1992. In March 1997, the Board amended the Option Plan, subject to approval by the Company's
Shareholders, to eliminate the termination date.

1996 Grants and Stock Price Information

The number of options granted in 1996 to the four most highly compensated individuals is set forth in Column (2) of the Stock Option Grant Table on Page 8. The following table sets forth the number of options granted in 1996 to the following groups:

             All executive officers (6)   176,000 shares
             All other managers (34)      102,000 shares

I-11

The closing price per share of the Company's Common Stock on March 13, 1997 as reported on the American Stock Exchange was $6
7/8.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR
APPROVAL OF THE PROPOSED AMENDMENTS TO THE 1992 NON-QUALIFIED
STOCK OPTION PLAN.

CERTAIN TRANSACTIONS

In connection with the purchase in October, 1976 of certain manufacturing and distribution facilities formerly leased by the Company, purchase money mortgage notes in the aggregate amount of $4,825,000, were issued to (i) the selling shareholders of Samsons Realty Co., Inc. (Les Fuchs, Sol Schechter, Pearl Schechter, Harriet F. Chused, mother of Paul Chused and Andrew Chused, and members of the families of David Fuchs and Harriet
F. Chused); and, (ii) Grandsam Realty Company, a North Carolina partnership whose principals are David Fuchs, Les Fuchs, Paul and Andrew Chused, their sister, Suzanne Bearman, and Arnold Schechter, son of Sol Schechter. The purchase money mortgage notes were paid in full on October 1, 1996. The Company paid $12,405 in interest under the notes in 1996. In the opinion of the Company, the prices paid for the manufacturing and distribution facilities were equal to or less than prices which would have been paid to a non-related seller.

During 1996, the Company retained the firm of Hahn & Hessen
LLP, of which Mr. Ash is a partner, for legal services, and said firm will be retained during the current year.

OTHER BUSINESS AND INFORMATION

The Company does not intend to bring before the Meeting any business other than as set forth in this Proxy Statement, and has not been informed that any other business is to be presented at the Meeting. However, if any matters other than those referred to above should properly come before the Meeting, it is the intention of the persons named in the enclosed Proxy to vote such Proxy in accordance with their best judgment.

The Board of Directors has reappointed Deloitte & Touche LLP as auditors of the Company and its subsidiaries for the current fiscal year. Shareholders are not requested to act in connection with such selection. A representative of Deloitte & Touche LLP is expected to be present at the Shareholders' Meeting on May 22, 1997 to answer appropriate questions and to make a statement if the representative wishes to do so.

SHAREHOLDER PROPOSALS

Shareholder proposals for the next Annual Meeting of Shareholders must be received by the Company at P.O. Box 614, Kinston, NC 28502 on or before December 5, 1997.

I-12

EXPENSES OF SOLICITATION

The solicitation of Proxies is being made on behalf of the Board of Directors of the Company, and all expenses in connection therewith will be paid by the Company. Requests will be made of brokerage houses and other custodians, nominees and fiduciaries to forward the solicitation material, at the expense of the Company, to the beneficial owners of stock held of record by such persons.

By order of the Board of Directors,


ROGER M. EICHEL,
Vice President and
Secretary

I-13

HAMPTON INDUSTRIES, INC.

PROXY SOLICITED ON BEHALF OF BOARD OF DIRECTORS

The undersigned hereby appoints David Fuchs and Sol Schechter as proxies, each with the power to appoint his substitue, and hereby authorizes them to represent and to vote, as designated, all the shares of Common Stock of Hampton Industries, Inc., held of record by the undersigned on March 31, 1997 at 10:00 a.m., in the Conference Room, at Hahn and Hessen LLP, 36th Floor, Empire State Building, 350 Fifth Avenue, New York, NY or any adjournment thereof.

(TO BE SIGNED ON REVERSE SIDE)

1.                                                  Nominees:
  Election of   FOR all nominees     WITHHOLD       David Fuchs
  Directors     listed to the right  AUTHORITY      Steven Fuchs
                (except as marked    to vote for    Sol Schechter
                to the contrary)     all nominees   Paul Chused
                                                    Gerald Frieder
                                                    Herbert L. Ash
                                                    Roger M. Eichel

For, except vote withheld from the
following nominee(s):
______________________________________

2.  To amend the Company's Non-Qualified
    Stock Option Plan to (a) increase the number of shares issuable under the Plan and (b) to eliminate the provision to terminate the Plan ten years after tis original effective date of adoption.

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting (no such other business is known to management).

    This proxy will be voted FOR election of all nominees identified in item 1.

PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY IN THE ENCLOSED
ENVELOPE.

SIGNATURE_____________________________DATE________________

SIGNATURE_____________________________DATE________________

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.